UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 3, 2005

TORRENT ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-19949

(Commission File Number)

84-0503749

(IRS Employer Identification No.)

600-666 Burrard Street, Vancouver, BC V6C 2X8

(Address of principal executive offices and Zip Code)

604-639-3118

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 3, 2005, we announced the appointment of David J. May as Vice-President, Exploration of our wholly-owned operating subsidiaries, Methane Energy Corp. and Cascadia Energy Corp., effective October 15, 2005.

Mr. May has over 29 years of diverse industry experience in the exploration and production of oil and gas and mineral deposits both domestically and internationally. He has been involved in planning, managing and technical evaluations of proposed and ongoing exploration and development projects for oil/gas and natural gas from coal seam projects in the Western U.S. for companies such as J.M. Huber Corp., Barrett Resources and ARCO. Mr. May earned his Bachelor of Science Degree in Geology from the University of Texas in Austin in 1976.

Mr. May’s mandate is to direct the overall exploration activities of both Methane and Cascadia, including the technical staff and consultants in these companies. He is well known to both George Hampton III, director of our company, and Andy Lydyard, the Managing Director of St. Helens Energy LLC, Cascadia’s joint venture partner in the Washington State project area as reported in our Form 8-K filed on August 18, 2005.

On October 3, 2005, we also announced the appointment of Roger N. Canady as Manager of Lands of Methane Energy Corp., effective October 15, 2005. He is responsible for the overall lease acquisition and land related negotiations for our Coos Bay Basin natural gas from coal seam project in southwestern Oregon. Mr. Canady has over 30 years of diverse industry land experience in many producing areas of the country and the offshore areas of California and the Gulf Coast. He has held senior managerial positions with Oryx Energy, Sun Exploration and Production, Union Oil and Nuevo Energy. Mr. Canady earned his Associate of Arts Degree from Bakersfield JC and attended University of Los Angeles UCLA. His main directives are to continue building Methane’s overall land holdings and to secure the mineral rights for lands targeted for drilling.

Item 9.01 Financial Statements and Exhibits

99.1 News release dated October 3¸ 2005.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TORRENT ENERGY CORPORATION

/s/ Mark Gustafson

Mark Gustafson,

Chief Executive Officer, President and Director

Date: October 6, 2005